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On March 11, 2025, Phillips 66 uploaded to its investor relations website at www.phillips66.com/investors a video and the related transcript of a fireside chat with Mark Lashier, Chairman and Chief Executive Officer of Phillips 66, from the THRIVE Energy Conference hosted by Daniels Energy Partners on March 6, 2025. The full text of that transcript follows:

Geoff Jay

Alright guys, let’s get rolling here. This is our fireside chat with Phillips 66. I am Geoff Jay, a partner with Daniels Energy. My cohost is Luis Rhi, a senior analyst and managing director at Barrow Hanley.

Thank you once again, Mark Lashier for making the long journey over. By way of introduction, Mark is the Chairman and CEO of Phillips 66, a diversified energy company. Prior to becoming CEO in 2022, Mark held the role of Chief Operating Officer and President of Phillips 66 and CEO of CPChem. Mark, thanks for joining us.

Mark Lashier

Thanks a lot, Geoff. It’s great to be here with you and Luis.

Luis Rhi

Good morning, Mark. Phillips 66 is a downstream integrated company with a Midstream business, refining business, marketing business and a JV on the petrochemicals side. First question comes as, what are the core competencies of Phillips 66?

Mark Lashier

The core competencies of Phillips 66 are our ability to gather, process and turn hydrocarbons into things that people use every day. To do it reliably and safely day in and day out. I think that is the beauty of the assets we have, the integration that we have. Wherever the margin is showing up in those value chains we can capture that and deliver value back to our shareholders. It is really about molecule management and maximizing the optionality around those molecules.

Luis Rhi

When you look at the portfolio you have some world-class assets, some assets that are being integrated. The market doesn’t seem to recognize that value you have on the assets. You add that you have an activist investor currently involved that is trying to push or unlock some of the shareholder value. They have some strategies that suggesting break up of several businesses or selling business. They did nominate a handful of directors this week. Maybe you can talk about what make sense, what doesn’t make sense. What are their objectives and how are you going to create shareholder value?

Mark Lashier

Number one we are absolutely committed to creating shareholder value. Full stop. 100% focused and we are interested in talking to any shareholder that wants to talk about our strategies and how we intend to enhance shareholder value over time and Elliott is welcome to engage with us on that. Every scenario that has been put out there, we have looked at and reviewed. Because we are always looking at what is the right way to make the most value out of our assets and deliver that to shareholders. Over the last several years we have been developing that, keeping our Board up to date. Being challenged by our Board, we have a great Board. Lot of intellectual fire power at the Board level and a lot of experience. They keep our feet to the fire. They challenge us in every strategy dimension that you can imagine. Where we have concluded over multi-years is… look we have a great opportunity to grow a great midstream franchise. So, let’s get on with that, let’s do that. Let’s execute that. Also, recognition that we have an opportunity to have a world class refining business as well. But we’ve had some work to do, and we’ve been on a bit. We’re two and a half years into a journey of improvement to create that world class refining platform that we believe, complements what we have in our NGL midstream business. And the story of both of those is still being written. I think the world is starting to recognize. After we announced our EPIC Y-Grade transaction in January, that Phillips 66 is very serious about becoming a player in the midstream NGL business, and it really put us on the map with respect to a lot of investors. We were at a conference in January right after that announcement, and you could literally see the light bulbs going off above people’s heads that say that, look, you’re serious about that. And so, I think that says there is a lot of investor interest. Investors like the model that we can create consistent, stable cash flow from NGL business and to grow that in a very accretive way. And it complements the more volatile refining cash flows that we have. And we’re quite often asked what is the value of integration across those platforms. And we, we know that to, to a fine level of detail that we don’t discuss publicly, but at a high level, our key metric across the board is return on capital employed.

Mark Lashier

Every dollar we allocate we assess does it help or does it hurt. Our return on capital employed every investment we make. And over the last ten years, our average return on capital employed has been higher than the bucket of NGL midstream companies we compete with and the bucket of refining companies that we compete with. So, we must be doing something in there to be able to see that metric, at that level over time. And we believe that return on capital employed is a precursor to growing total shareholder return, and that should eventually show up in the multiples. So, I think it’s the other thing, when we look at multiples, we do believe we’re getting some credit for the NGL business today because we’re trading at on 2025 consensus earnings. We’re at 8.5, 8.6 multiple refiners are trading at around a seven multiple. So, we’re getting a turn and a half higher multiple that’s coming from somewhere. We believe it’s coming from our exposure to midstream because chemical multiples are actually lower than that today. So, there’s plenty of evidence that the model works. And these assets are deeply physically integrated. We can optimize in real time. We can trade around the information we access and the molecules that we access there very effectively. That actually enhances the value creation as well. So, we’ve got a robust story.

Geoff Jay

So, Mark, when you look at their, you know, Streamline 66 deck, what elements of that do you agree with? And then I guess what elements of that do you most strongly disagree with?

Mark Lashier

We agree that we should be focused on shareholder value creation. And there are different paths. We have different opinions on how to get there. We agree that today our share price is undervalued. My favorite page in that document is the page where they talk about how great our world class assets are and what a wonderful job we’ve done building out the midstream NGL business. So, there is a level of agreement. I think what we disagree with is the way they characterize our improvement journey. In 2022, we set out some pretty aggressive strategic priorities around refinery performance improvement, how we’re going to create value in refining, how we’re going to return $10 to $12 billion to shareholders through share repurchases and, and, and dividends, how we were going to aggressively go after cost savings. We got into 2023 and said, hey, we’re making such good progress. We’re going to up those up the bar on all of those across the board. And we out delivered all of them, except our balance sheet is a little more stretched, but we still have an A3/BBB+ credit rating. But we stretched it a little bit because margins came off last year, and we felt like we had the capacity to do that, and for them to come back and say, well, you didn’t really do any of that stuff in this streamline was a bit disingenuous.

Mark Lashier

And they and also the way that they compare us to our refining competitors, we report on a refining segment, others report on refining and marketing segment. So, it’s not quite an apples-to-apples comparison. We benchmark ourselves aggressively. We don’t shy away from looking at a fair comparison. And, that’s the way they should look at it as well. Do we have more to do in refining? Absolutely. I’ve characterized in other forums that those strategic objectives that we achieved and exceeded, those are milestones on a journey to bigger and better things. We’re not going to rest. And through that process, we’ve created an organization of people that are committed to getting out of bed every day and finding better ways to do everything. We’ve got people in our refining organization that five years ago, the world was telling them that they should just go away because refining is dead. We’ve convinced them that not only is refining not dead, but we also intend to win in refining. We intend to make the changes we need to, to be able to compete every day and to be world class and they’re committed to doing that. And they know that that journey isn’t finished yet. And so that’s what we’re out here to discuss.

Luis Rhi

So, Mark, I know there’s a lot of industry people in this room, and some of your customers have been very critical in reliability, especially in the legacy DCP assets in the Permian. I know you acquired several assets. You’re committing capital. What are you doing to appease those concerns from your customers?

Mark Lashier

You know, we’ve got a lot of experience in joint ventures, as you know, some work great when there’s shareholder alignment like there is at CPChem. They outperform and they create incredible value. One of the challenges that we had with DCP is there was not always owner alignment between the partners, and the net result was the DCP assets suffered. They were constrained, they couldn’t grow, and they couldn’t do the things that they needed to do to serve and please their customers. And so, by rolling DCP in house, we started addressing those challenges. You’ve seen the growth and you’ve seen much broader customer support. There is still that that ghost of past performance. Okay. We want to see it. You know, our goldsmith plant has been a disappointment to many upstream folks. We’re going to take care of that and we’re going to, we’re committed to addressing that. And so, we will be the leading provider of reliability. We know that they count on us every day to clear their Y-Grade so they can produce the hydrocarbons they want to produce. And that’s the kind of, you know, service provider we’re going to be. With the addition of the EPIC system, it allows us the greatest flexibility in the NGL business to get to whatever market makes the most sense for that upstream producer. So, we can access Corpus Christi, we can access our Sweeney complex, go out through Freeport, and we can go all the way up to Mont Belvieu, and we can afford the greatest flexibility versus being locked in just one of those nodes. And so, we want to have happy customers. We’ve got long term relationships out there that that really bolster our presence in the NGL, in the gathering and processing end of that business, great transportation assets and world class fractionators. And we can be the reliable operator that they need us to be to make sure we clear their liquids every day. They can go to bed at night and not worry about it.

Geoff Jay

Maybe taking a look at chemicals for a minute. I mean, I think, you know, the first year you were here, Mark, you know, chemicals were the improvements seemed a very long way away last year. Improvements seemed to just be getting started. And, you know, I think we’re you know, we’re well, sort of on our on the road to improvement wondering if you have could give us a view on sort of where you think, you know, global inventories are, where we are in the chem cycle recovery. Um, you know, and I guess maybe what inning? And maybe to think about what about growth in chems going forward for you guys?

Mark Lashier

Yeah, I think that we our view is that it’s been one of the longest downturns, and I think that other, other participants in the business will acknowledge it’s been one of the longest downturns in our careers, in 30, 40 years. We had a great run for a long time. The downturns were fairly muted, really driven by a lot of globalization, a lot of things going on. And this is, this has been, a tougher one. But one thing I will say about CPChem at the at the bottom of the cycle, CPChem as a company was generating $2 billion in EBITDA. So, they were built for that. They’ve got the best feedstock position in the world, they’ve got the best global marketing network, and they’re very focused on what they’re good at and their competitive position. So, they were running at 100% max operating rates when

European competitors were shutting down. They’re taking market share. So that’s part of the healthy part of this down cycle. As you’re seeing you’re seeing competitors that can’t compete with CPChem. Leaving the stage. And so that’ll be part of the recovery discussion. We saw the green shoots of recovery last year. The polyethylene business in particular is very seasonal. So, you’ll start to see things improve. We do see things tightening up through 25-26. They will have two even more competitive assets come on. And I think that you know those that that aren’t doing well in the cycle should be nervous about that because they will be even more competitive. And why would you back away from a market that’s growing on a global basis, when you’ve got the most competitive cost position to leverage, and the demand continues to grow out there. Global demand continues to grow.

Mark Lashier

It grows at a multiple of GDP because you still have billions of people that are making their transition from poverty to the middle class. And we’ve believed in that. We’ve believed in that for the last 25 years and have created a lot of value with that. So, we believe the model and over time, it’s been a very robust return on capital employed business and the model everybody. Everyone wants to know, well, should Chevron own these assets? Should Phillips own these assets? The bottom line is the model has worked. You know, back in 1999, you had two big integrated oil companies that that were frustrated with their chemicals business. And they didn’t really know what to do with them. Let’s put them together. Let’s burn the bridges, cast them afloat and make it work. And it was basically a break, even business in those days. Now you fast forward, once these big projects are online, they’re going to, they’re going to generate, you know, numbers approaching $6 billion of midcycle EBITDA. That’s a pretty remarkable robust story. And it’s part of our story. And so why would we why would we walk away from that in particular around our Sweeney complex. We’re deeply integrated with their assets. We send molecules from our Sweeney refinery into the crackers, and even some of their polyethylene off gases come back to the refinery to be processed. It is it is very synergistic in that structure. And so great assets, great people, lean organization, delivering value every day.

Luis Rhi

With that Mark, obviously we’re in a down cycle on the chemical side. You are in a ramp up to build two big crackers. One of the pushes for the from the activist investors to monetize the CPChem venture. Why does it make sense to be under the Phillips umbrella?

Mark Lashier

I think it’s part of the very first question you asked is, what is your core competency? Our core competency is taking hydrocarbons at these great upstream companies are producing and making sure that those molecules have a home. Ethane is an orphan molecule without the petrochemical industry. And we have developed, along with Chevron, this platform that is an ethane consuming machine. And we’ve got the midstream assets that make sure that those ethane molecules get where they need to go and to do it cost effectively and profitably for us. And so, we’re the most competitive entity through CPChem on the planet to do that.

Luis Rhi

But financially to monetize this. Can you explain is there any cost considerations, tax considerations?

Mark Lashier

There would certainly be. The tax basis of CPChem is very low. And so there would be and it’s a limited partnership. And so, when you would monetize that there would be a substantial tax burden on the seller. I think that, you know, we, we share streams at Sweeney, but there’s always in the back of your mind. Well, okay. Any value I give to CPChem, our partner gets $0.50 of that. If it was fully integrated, we’d get benefit, and it would create a little bit more efficient mindset. There are roomfuls of documents that that govern how that joint venture works, particularly when you’ve got co-located assets. And so, you would actually get rid of some of that dissynergy. And we’re the only ones that are co-located with CPChem assets. There’s no, you know, there’s no Chevron model that’s like the Exxon model that has petrochemicals deeply integrated with the refinery. That all exists at our Sweeney refinery. So I would take you back to this model has worked. CPChem has grown faster and more profitably than its competitors and LyondellBasell and Dow. And it’s been able, it’s been able to box above its weight because it had these two strong shareholders. So, we love the relationship with Chevron. We see no reason to change the model today. But if someone walked in here, President Trump says, okay, I don’t like joint ventures. One of you needs to own this. We’d make the strong argument that we’re the natural owner for it, because of our ability to focus on the processing of hydrocarbons versus the exploration and production of hydrocarbons, but without in the absence of that, we like the model. We think we’ve created a lot of value and can continue to create a lot of model value through that model.

Luis Rhi

We move to the refining segment. I know it’s been, in some instances, an underperformer. You’ve set a couple years back in the Analyst Day, very aggressive targets in terms of improving profitability, capture rates, reducing costs. Where are you in that in that plan? And obviously with the down market, does this help you invest counter-cyclically to improve the operations?

Mark Lashier

Absolutely. And what we’ve done, uh, over the last two and a half years has had an intense focus on efficiency, improvement, cost, takeout. You’re seeing that in the dollar per barrel, all of that. And making very responsible small capital investments, $20 million here or there, you know, maybe aggregate $200 or $300 million a year to improve the reliability of the crude units. So, we focus on crude unit utilization, throughput. We’ve focused on upgrading the yields. And so, for the last, I think for the last ten quarters, we’ve had utilization rates well above the industry average. I think fourth quarter we were at 94%. Last year we had record yields, 87% clean product yield. So, you’re starting to see it in those metrics. And when margins return, you’re going to see, you know, our rightful share of margin capture emerge as well. And those are just the high-level numbers. And we’re doing that. We’re focusing on our Mid-Continent fleet because we feel that’s where we have the most integrated advantage. We have advantages. We tend to outperform on EBITDA per barrel in the Mid-Continent. That’s where our strength is. But we don’t have as many refineries or as big as refineries as some of our competitors do in other locations like the Gulf Coast or the West Coast. Even the relative advantages on the East Coast. So that’s why we’re focusing on the mid-con. We’re going to play to our strengths. We’re going to focus on pull through efficiencies, optimizing between refineries, moving the intermediate products to where they can create the most value. And so, this is a multi-year journey with those kinds of investments. We’re two and a half years into it. We are shifting. We’re not losing track of cost reductions. We’re still doing cost reductions, but now we’re opening the aperture to really aggressively go after margin enhancement opportunities.

Luis Rhi

So, if the concentration is in the Mid-Con and you still have refineries on the coasts, you did the decision to shut down Los Angeles. Does it make sense to still be on the coast?

Mark Lashier

The East and West coasts are more challenging for us. We’ve been public about that. Our strategy is to focus on the Mid-Continent and the Gulf Coast. And while we don’t have the biggest assets on the Gulf Coast, we have some of the best assets on the Gulf Coast that are good, strong position. And you’ve seen us, though we had a noncompetitive refinery in Louisiana that was also hit by a couple of hurricanes. Alliance has gone. You know, Rodeo, we converted to renewable diesel. And that was a “do we shut it down permanently or do we convert it to renewable diesel?” It had lots of advantages around renewable diesel. So, we did that. And Los Angeles we’re going to cease operations in October and it’s going to improve our EBITDA per barrel because it’s not contributing much to EBITDA. And it’s going to pretty dramatically improve our cost per barrel. And so those metrics will improve. But and so we’re we will exit assets that that we don’t see a future for that that that don’t have the ability to generate value or can’t generate value in someone’s hands like we’re doing with Los Angeles or Alliance. We’re also we’re also monetizing assets that aren’t part of our core business, assets that really are trapped capital like a part of like the Rex pipeline. No opportunity to grow. It’s generating good EBITDA. Someone’s willing to reward us for that EBITDA at a high multiple, and that frees that capital up for other strategic purposes. Some of it can be returned to shareholders. Some of it can bolster the balance sheet. Some of it can be redeployed in, you know, acquiring stranded assets in the in the Permian that are direct plug and play into our wellhead to market backbone. So, it goes from a five multiple acquisition to a ten multiple NGL asset literally overnight. And so, we think that’s good capital stewardship, good capital allocation and an intense focus on returns.

Geoff Jay

So, Mark we’re just about out of time. So, I want to give you the opportunity to basically, you know, give the crowd any parting thoughts or give you a chance to finish the way you want to finish.

Mark Lashier

Well, we believe in our strategy. We believe in our business. We’re in the early innings of both the NGL growth story as well as the refining improvement story. And we intend to be an entity that can create value across the cycle. We’ve got this robust balance sheet. Nobody in the refining business can match our balance sheet, or in the NGL business can match our balance sheet. That’s going to afford us the opportunity to both make the investments that provide the growth opportunities to reward shareholders in the future, while returning aggressive amounts of cash to shareholders. Today, we’re going to we’ve committed to return at least 50% of our cash flow or operating cash flow to investors, to shareholders. In 2023, it was 66%. I like that number – 66% is a good number. Last year was 110%. And so, we are absolutely committed to shareholder returns today and growing the company in a responsible, accretive way to be able to deliver that value to shareholders in the future. Full stop.

Geoff Jay

Thanks. And Luis, thank you too. Really appreciate both of your time.

Mark Lashier

Thanks, Geoff.

Geoff Jay

Thanks.

On March 11, 2025, Phillips 66 uploaded to its investor relations website at www.phillips66.com/investors a transcript of a fireside chat with Mark Lashier, Chairman and Chief Executive Officer of Phillips 66, from the Refining Conference hosted by Wolfe Research, LLC on March 6, 2025. The full text of that transcript follows:

Doug Leggate: So, welcome everybody, and Mark Lashier from Phillips 66 is joining us remotely today from Houston. Mark, I know you’ve got a lot going on and, obviously, you’re very topical right now and we’re extremely grateful for you making the time.

I know you had to change your schedule just a little bit. So why don’t I pass the floor to you for some opening remarks, and we’ll go to questions, and then we have a room full of folks here that are keen to ask you some questions as well. Thanks again for the time.

Mark Lashier: Absolutely Doug, thank you for the invitation. I appreciate being here. I recognize that I’m a substitute for Rich. You would have had a more in-depth view on refining. But with all the things going on in the market and in our engagement with Elliott, we knew that you might be interested in that and I’m better positioned to address that, while Rich is focused entirely on ensuring we have safe, reliable operations and that the transformation work in our refining business continues to be expedited. So thank you for accommodating that swap and I look forward to talking to you.

Doug Leggate: I appreciate being here again — oh, I think I’ve just lost my microphone, so hoping you can still hear me okay.

So let’s hit the 800 pound gorilla in the room first, Mark. I’m sure you’ve got some comments you would like to make after your letter that was published yesterday regarding the Elliott situation. Clearly, they seem to be hitting two main themes. One is that the refinery business should do better on a relative competitive basis and the second one is the structure of the broader portfolio. So perhaps we could do some high-level comments on both of those first and then get into peeling the onion back a little bit.

Mark Lashier: Yes, absolutely, Doug.

The first thing I want to say is that we are always open to shareholder feedback and in an interest, a common interest to maximizing shareholder value. And that’s what we outlined in the letter we issued yesterday and it’s the spirit in which we first engaged with Elliott way back in October ’23 when they first started their engagement over a year ago. And we want to hear their ideas and work together collaboratively, just like we would with any other investor. And now, clearly we’re disappointed in their recent public actions but we remain fully committed to constructive engagement in finding a path forward that benefits all shareholders. We’re committed to long-term value for our shareholder’s full stop.

And it’s really important to stress the significant progress we’ve made on our strategic priorities. Back in November of 2022, we laid out objectives that we wanted to hit and they were pretty aggressive, and we were making such good progress in ’23 that we raised the bar on ourselves. And that included reducing our refining costs by a dollar per barrel and maximizing the value of our well-headed market strategy in NGLs. We’ve captured $500 million in synergies from the DCP roll-up. We thought that we’d only be able to get $300 million so we blew right past that.

We’ve simplified our business. We’ve divested over $3 billion in assets in the past year and we’ve maintained a strong balance sheet while returning $13.6 billion to shareholders through that combination of share repurchases and dividends since July of 2022. You’ll recall that original target was $10 billion to $12 billion and we raised it to $13 billion to $15 billion. We were well on the way to that $15 billion, but in the second half of last year, refining margins pulled back but we were still able to get in that zone of $13 billion to $15 billion.

We, Doug, are always continuously reviewing our businesses with a view to maximize long-term value for our shareholders. Our Board is committed to that. We have a Board that challenges us from a strategic perspective every time we meet. They want to know what’s changed. They want to know what we can do to continue to enhance shareholder value. They’re a strong and engaged Board.

And based on what we see today, based on the strategic reviews we’ve had over and over with our Board members, we believe that our integrated business model generates the highest long-term value, highest long-term returns through the synergy capture along with our crude and our NGL value chains. So we’re committed to that.

One high-level example of this is that through our NGL value chain, we fractionate Y-Grade molecule. It’s co-located with one of our refineries. We can send butane directly into blend with gasoline, or we can send ethane across the fence to CPChem very seamlessly. We can move isobutane-interact alkylation units to refining. There are streams going back and forth between our NGL system, our refining system, and our CPChem interface on a daily basis. It’s seamless, it’s low cost, it’s efficient, and it creates an incremental value each and every day.

And then we’ve got our commercial organizations in Houston and Singapore that sell LPGs in the Asian market at the highest net back for Phillips 66 out of our Freeport export terminals. So we’re capturing value in a number of dimensions across this integrated system. And it just has a really deep — it’s broad, it’s deep, and there’s a lot of optionality that allows us to unlock and maximize value in what is clearly very dynamic commodity markets.

And our integrated model also drives significantly lower cash flow volatility than our peers, particularly our peers in refining. And it enhances our ability to return significant and consistent capital shareholders across the business cycles. We’re not looking at one moment in time. We don’t believe in snapshots. We’ve got to look at what we can do over the long-term consistency.

And in fact, over the last 10 years, our ROCE has been higher than our refining or midstream peer sets. And we absolutely believe and are committed to ROCE as a key metric because we believe that we can accrete ROCE through disciplined investments, through disciplined asset dispositions and asset acquisitions. And we believe that ROCE is the leading indicator for increasing total shareholder return. And we’re absolutely committed to ensuring that we’re enhancing our ROCE with every capital decision we make.

And we’ve also focused on reducing the volatility and generating higher returns, and that’s provided by this integrated business model. Over the last three years, we’ve made investments in our refining business, where we’ve seen substantial material improvements with record clean product yields. And as we mentioned earlier, the lower cost by a dollar per barrel.

Now, we’ve done that while nearly doubling our midstream EBITDA in just the last three years and returning well over 50% of our cash flow to shareholders. So think about that. We’ve made that dual commitment, can return at least 50% of our cash flow to our shareholders while making very disciplined investments that ensure we can continue to increase our dividend and increase the returns to our shareholders in the future.

And so, we’re in the early innings of our build-out and our world-class midstream business. Really a light bulb seemed to go off after we announced the acquisition of EPIC in January. And the market has started to appreciate that we have a differentiated and competitive midstream business.

And what the recent acquisitions we’ve done in midstream, it’s opened up additional very attractive organic opportunities. So we’ve taken capital that was trapped and somewhat stagnant. We’ve released that capital. We’ve put it into assets that afford us opportunities to grow at very low multiple in a very high multiple business. So we’ve made substantial progress. But we realize both in refining and in midstream, there’s a lot more work to be done. But we’re going to continue to pursue opportunities to strengthen our position all for the benefit of our shareholders.

Doug Leggate: So Mark, we’ve got about half an hour to hit a lot of topics. So I’ll try and do it as expeditiously as I can. And we’ll try and give some time to the floor for some questions as well.

But let me start with, I guess the things on everybody’s mind. To what extent have you had dialogue with Elliott at this point? Where are the areas of disagreement? Or have you even gotten to the point where you’re able to discuss the areas of disagreement?

Mark Lashier: I think that, of course, they published their deck without any prior consultation to us. We would have preferred to have them bring their ideas to us privately so we could discuss them. But then we did meet with them, and they released information about that meeting. And we’ve responded. But we met this week for a few hours in New York and had what we thought was a good discussion. We really just wanted to understand their thinking and what their value creation model was.

And from their deck, from our conversations, I would say there are some things that we agree on. We agree our stock is undervalued. We believe that we create shareholder value through our integrated business model, and it’s a work in progress. There are strong synergies that we’re capturing today between refining and midstream, and we expect them to grow over time. That diversifying integrated business enables us to navigate some of the isolated geographic risks we have. We can be bigger than what we have on the ground.

And we’ve talked about Sweeny earlier about our ability to move light ends around from fractionators to refining into petrochemicals, and we’re going to build on that. And we also, from our midstream, we’re able to provide natural gas to our refining and midstream businesses. So we continuously and aggressively evaluate the portfolio and other alternatives with a view of maximizing the long-term shareholder value.

We’re trading at approximately 8.6 times enterprise value over our 2025 consensus EBITDA, which is at the high end of the refining peers. So we’re approximately one, one and a half term premium over the average of our peers. So we’re doing something right with these other segments.

And in the current structure, we can realize higher returns than chemicals and midstream peers when refining margins flex to the upside. So while we’re having less volatility than refining peers, when refining margins flex to the downside, so we get the best of both worlds.

And really, as I said earlier, with early innings of this midstream story there’s significant future growth in the NGL business. And we’re taking the long-term position on our NGL strategy and we set the stage for really accretive organic growth. Now, organic opportunities with high quality to upstream customers and we’ve high graded our assets while growing the midstream and EBITDA from about $2.1 billion in 2021 to over $3.7 billion in 2024, and we have great organic growth trajectory that will get us up above $4 billion and beyond. So we’ve been able to accomplish this because of the integrated model and our consolidated financial strength and flexibility.

So we’ve focused our strategy on NGL where we see a more profitable growth opportunity that outpaced that of crude oil. The demand fundamentals remain strong as NGLs and petrochemical feedstocks are codependent and grow together. A lot of the drive in liquids demand is driven by petrochemical growth, and that’s why NGLs are the fastest growing segment of liquids demand, and also we see great synergies there.

And there’s also significant dissynergies from spinning off or selling midstream. There would be duplicative cost, tax leakage, economies of scale, and we truly believe that our ROCE that outperforms those peer sets would be degraded by breaking these things apart. The strength of that ROCE really is the strength of the integrated segments.

Doug Leggate: So one of the things you just said there was tax leakage, obviously there’s different structures in how something like that could be done. And of course one of your peers is Marathon with MPLX.

Doug Leggate: Well, there is a public marker, I actually, if you remember, asked Kevin the question on the fourth quarter earnings call, would it ever be a consideration to do something like that? So there’s, obviously, ways to do it. And I think his answer was maybe not yet, but it’s certainly on the table at some point.

So is that an area of potential compromise where there’s — because the argument seems to be the midstream business value is not being recognized within the conglomerate structure compared to your peers that don’t have chemicals integration.

Mark Lashier: Well, in a second I’ll address the word conglomerate. But to address your first point is that we reviewed every kind of strategic alternative that we can think of, including the ones that have been proposed in great detail as we work through our strategy with our Board. And so we understand the value creation opportunities, but also the value degradation, things that we would have to mitigate. And that is our responsibility.

People can bring up great ideas, and we’ve thrown a lot of great ideas on the table, but we have to kind of red team, blue team these things to say okay, well, what are the unintended consequences of these moves? What have we thought about? What information do we have to bring to the table that would be counter to those things that intuitively seem like good opportunities and we’re always looking at that.

And when you look at where the state of play is in our NGL growth and in our refining improvement that there is much strength to be gained by working together in that integrated system. And we will reevaluate that as things change. If our NGL business gets much larger than our refining business, it may change the whole perspective on those unintended consequences. But that is what our job as the management team of these assets working with a Board of Directors of this enterprise to ensure that we aren’t doing something that looks like it makes intuitive sense but actually ends up destroying value in the long run. And we are committed to making sure that we have a good long term value creating story.

And then back to the word conglomerate P66 isn’t a conglomerate. Conglomerates are definitionally collections of businesses that are in unrelated industries. We operate as a highly integrated business, delivering energy to consumers.

What we do is we take hydrocarbons, we convert those hydrocarbons into things that you use every day, whether it is gasoline, diesel, jet fuel turning ethane into ethylene into high density polyethylene. We know how to manage molecules and we can create more value doing that in a highly integrated business, delivering those energy and those products to consumers.

Our midstream business collects liquids, rich liquids at the well head, separates the NGLs from the residue gas, and delivers those NGLs to our fractionators in Sweeny where we capture the purity products. And those fractionators then can be used to deliver products to feed stocks as feed stocks for CPChem or blended into a refinery product stream and exported and sold by our global marketing platform.

So this is highly intertwined business deeply integrated with the Sweeny Complex. We could spend the entire 30, 40 minutes talking about the level of integration around that Sweeny Complex and the value creation that’s inherent there. But our current corporate structure of course, is opportunities that we wouldn’t otherwise have. We were able to capture $500 million of run rate synergies from the DCP acquisition, which is a 50% uplift on the EBITDA that we brought in house from that DCP acquisition. And that was largely aided and abetted by our integrated structure.

Doug Leggate: So maybe I could just hit that point because it sounds like — again, going back to Kevin’s answer to my question on the fourth quarter call, it sounds like you’ve at least looked at this as the options. So just to be — I know we’ve got limited time, so I’ll deal with the midstream first and move on to the others — but so do you believe that separating the midstream there would not be any uplift in valuation? Have you done that study?

Mark Lashier: Are you talking about uplift in returns or uplift in valuation?

Doug Leggate: Uplift in market recognition of value.

Mark Lashier: I think that there could be a quick uptick in recognition. But some of the parts — well, multiples move. A few years ago, no one was talking to us about this because the multiples were in a different place.

Doug Leggate: You didn’t want DCP at the time.

Mark Lashier: But even after we acquired DCP, so I think that right now you have a snapshot in time and the question is, is that uplift that we’re seeing where we’re trading at a turn and a half or more above a refining? Frankly, we’re at 8.6 and a pure player refiner is probably more around 7x. And so something is driving that uplift.

And is the arm between what you could realize by going through the pain and the risk of separating this worth the view that you would get by seeing higher valuation? We believe that over the long term that the way we are structured now, we can deliver more return on capital employed and more stable cash flow to our investors. And intuitively, that should enhance TSR over time. But I think it’s been proven over and over again that it will enhance TSR over time, and you should see that value show up in our shares.

Doug Leggate: Using the — it’s convenient for us to be able to point to alternatives, right? But if you use the MPC, MPLX example, how would having a publicly listed benchmark that you still own the majority of take away from any of those industrial synergies that you’re advocating for?

Mark Lashier: Well, it would. You’d have to — it would be more like CPChem. And we’ve said we would love to have CPChem fully integrated because we think we could enhance the synergies and the productivity.

It’s good the way it is. It could be great if it was fully in house. And I think you would be taking something that is great, greatly integrated, deeply physically integrated and you have to start creating these firewalls that you’re still physically, co-located but you lose some efficiency across those lines. And we don’t see the ability to generate that greater value in excess of what we might be destroying by breaking up those direct lines of integration.

Doug Leggate: It is true — right before this call, we had an opportunity to talk to Maryann, and they’re committed to their structure. Obviously, it’s different than yours. But that’s kind of the question I think I was getting at.

Let me turn to CPChem real quick because you just said something really interesting. I think your predecessor, Greg, used to say we’d love to own the same thing you just said, you used to run it in five. As we all know, that could be a lot more efficient if it was owned 100%. Why wouldn’t that apply then to your partner owning 100% and paying you a full value for your share?

Mark Lashier: I think that it really — Chevron has been a great partner. And I would first say you have to step back and look at the history of CPChem. Two great integrated oil companies back in 2000 realized that integrated oil companies weren’t the right place for an entity that converts those hydrocarbons into useful products, that the model for exploration and production and the investment cycle for exploration and production and the asset base for exploration and production was very different. And so, it was spun out. The bridges were burned. And we were off to create as much value.

Now over time, the way it’s evolved is it’s become more and more integrated with the downstream presence of CPChem, that we’ve got deep integration around our Sweeny Complex, where we’ve got our NGL fractionators, a great refinery, and there are also three crackers cracking NGLs at the Sweeny Complex. They’ve got world scale, high density polyethylene 1-hexene, they’ve got a rail yard. It’s all deeply integrated there.

So I would say that the molecule management that we do and that we can execute on and be very efficient at is a very different model than Chevron’s exploration and production that they’re quite good at. But I think that that model we have today where we share those assets, CPChem has grown faster and more profitably than any of their competitors. They’ve stuck with and had a very disciplined approach to their strategy to find the lowest cost ethane, whether it’s on the U.S. Gulf Coast or in the Middle East, use their great technologies and their global market presence to deliver by the shareholders. And we’ve seen $17 billion of CPChem distributions back to the partners over the 25 years it’s been in existence.

It’s been a great model. And so why would we break that similar to why would we disintegrate what we’re doing today? Why would we break that? If Chevron wants to get out, we would like to own it. If we want to get out, Chevron would like to get to own it. That conversation’s been going on for probably 20 of the 25 years of CPChem’s existence. It’s a great asset. It’s a great platform. And we believe in the model that it has today.

Doug Leggate: But if neither side is — ever wants to be the buyer or the seller, that the promised synergies will never be realized, right? As you said, refining could be a lot better.

So put it this way, if there was an opportunity — if Chevron saw it one opportunity in the lifetime of the partnership to buy it from you, wouldn’t there be an opportunity to maximize value that you can never realize in the current structure?

Mark Lashier: Well Doug, we’ve said openly that every asset that we own, there is a there is a value that we would transact at. But I don’t believe, and particularly in the current market where the chemical’s cycle is, even though CPChem is having strong performance at the bottom of the cycle, they were built for this. They’re generating a couple billion dollars of EBITDA when assets in Europe are shutting down and can’t compete, and they’re taking market share. Still, the margins aren’t where — I don’t believe Chevron or anyone else would pay us what the full value of CPChem is worth, particularly if you look at the additional EBITDA will be generated by the mega projects (inaudible) executing today.

And so even the $15 billion, I don’t think would get us to that. I think, and it’s been quoted by sell side analysts that yes, probably much higher once you have those assets online, and other Projects that CPChem has brought to the table. And so, they’ve been able to grow and grow accretively. They compare extraordinarily well against their competitors, LyondellBasell, Dow, you name it.

And so, I’m telling you that the model works as it is today. There’s always risk in trying to change a model that’s working really well. But if there was a government mandate that one or the other of us should own these assets, we would say that we’ve got more synergy capture capability. And we believe that we’re the national owner and operator of those assets. We’re not advocating for that today, but if the other party would want to get out, we see line of sight into creating value there. But the model we have today works.

Doug Leggate: So I’d like to spend a bit of time talking about refining. But before I do, I’m just going to open up to the floor and see if anybody has any questions you would like to ask Mark while we have him on the line. So anyone?

Okay. So Mark, I’m going to go to the next topic. I’m going to go to refining. But before I do that, I think there’s a necessary area of discussion first, which is the Board. Because one of the one of the criticisms is that the Elliott came up with was that there hadn’t been a lot of refining expertise on the Board. Now you did appoint Bob Pease last year, which I believe was an Elliott nominee. But what would your response be to that?

And then maybe I could frame a little bit, which is that as you get bigger in midstream, the refining businesses perhaps been overlooked or under invested, or somehow sub optimally operated so because of that lack of expertise. So that’s kind of the premise of the question.

Mark Lashier: I think that — we did add Bob Pease a year ago. Bob has tremendous background in refining through his experience at Shell. He’s got great commercial experience at Shell. He ran Motiva. He worked for Cenovus. He sat across the table on our WRB adventures. So he knew our assets well. He’s been a great addition to the Board. And he’s challenged us, but he’s also aligned now with the strategy we have going forward and is entirely supportive.

We have other members of our Board that have deep refining experience that they’ve overlooked in their evaluation. Lisa Davis had great refining experience, operational experience when she was with Shell. Certainly people like John Lowe has great refining experience, midstream experience as does Glenn Tilton.

And so we weren’t lacking in refining experience, but we were glad to bring Bob Pease on board to add additional experience. And we’ve got other potential Board members that have great experience that we’ve been working hard to find and recruit. It’s not an easy thing to do to find great Board members that have refining experience because it’s such a small universe. You run into conflicts, you run into things that prevent you from adding the people you’d like to add to the Board, and it takes time.

But we’ve been refreshing our Board over the last several years. We’ve added five new independent directors as other members have matriculated off the Board. And we will continue to do that and continuously upgrade as people choose to retire. And we’ve got a talent matrix that we share with our major shareholders, and we review with the proxy advisors, and they’re quite impressed in our key Board members, interface with them every year and have great relationships there. And we’re praised for what we’ve done to have a consistent approach to getting the right talent on the Board with the right skill sets to challenge us each and every day.

And Doug, I’ll tell you as the CEO, I would hate to have a Board that was not challenging me every day. I think CEOs that don’t have a Board that’s challenging them are running blind and that doesn’t end well. We’ve got very talented people that are willing to step up, put their views on the table, and challenge our thinking every step of the way. But then when we put our all our cards on the table we’ve reviewed all the strategic options, they absolutely stack hands and say, okay, we believe in what you’re doing, we believe this is the best path forward for this company to create long-term value for the shareholders, and that’s where we are.

And it will continue to refresh our Board and we’ll continue to add outstanding Board members. Sometimes that takes time. But we’ll be patient to find the right people to put on our Board to keep us focused on the right things from a strategic perspective.

Doug Leggate: When we look at the refining portfolio — I know we’ve got about 10 minutes left. So when we look at the refining portfolio that there’s a number of things that that you can observe as an analyst that the capture rate has certainly gotten better. The reliability has certainly gotten better. But when I look back 10 years ago and Greg Garland used to say when the finding was in on its knees of this going through a down cycle, that Phillips wanted to diversify away from, from refining. That was kind of the legacy strategy at the time.

Is there any concern that maybe you had under invested in the defining business over the last decade and that’s what the consequences of the current criticism is today?

Mark Lashier: I don’t think we — I don’t think we sacrifice the safety or the reliability assets. But certainly, here our MLP phase. We had opportunities to allocate capital with midstream and grow a great position there. So I don’t — I don’t think there was an intentional starvation of capital, but it was more of a status quo capital.

And we have since really reinvigorated our ability to generate the kinds of capital investments that upgrade our products, that enhance our flexibility that take something that some distillates from lower value to higher value, moving more molecules into jet fuel moving, more molecules into low sulfur diesel, using technologies to enhance our octane giveaway, and to do things that that actually create value. And yes, that takes capital, discretionary capital, but we have reinvigorated that and we have committed that. And you’ve seen the results of those actions in our performance.

We’ve had eight quarters of above industry average utilizations. You’ve seen record highs in our yields. And those things will all contribute to a stronger refining performance. And so that’s all done under the larger, we’re going to control the things that we control. We’re going to focus on things that enhance returns our refining business. We don’t see any advantage in growing in refining, but we absolutely see value creation opportunities and being better in refining every day, and we’re committed to that.

Our crude utilization in the fourth quarter was 94% because of what we’ve done to enhance our cost position. So even when margins were very thin, we were still able to operate in a cash-positive mode. So we’ve got the ability to operate at high utilization rates.

We’re not done in refining. I will make that very clear, that those strategic priorities that we achieve and then achieved in dramatic fashion, those are milestones, Doug. Those are milestones on our trip to a much better place. And we are committed to that. We recognize that our core advantages are in the mid-continent and the Gulf Coast. And that’s what we’re going to focus on enhancing our competitive position. If you zoom in on the mid-continent, that’s on average quarter over quarter, we’re able to outperform our competitors there.

Now there is a reliance on WCS differentials there. And so, we’ve got to build in more flexibility around our ability to deal with that. But we do tend to win in the mid-continent over the long-term. But we want to enhance that competitive position. So we’re not stepping away from refining. We’re committed to being world-class and getting better every day.

Doug Leggate: It’s interesting, you made a couple of comments there. Certainly, we look at something like a Sweeny that I don’t believe has export capability on products, correct me if I’m wrong there. Or Lake Charles that doesn’t produce ultra-low sulfur diesel, again, correct me if I’m wrong there.

So when you say things like when you’ve grown the midstream business deliberately, does that mean that some of those opportunities you will pivot back to on the refining business as part of this go-forward strategy?

Mark Lashier: You’ve always — every day of your existence as a company, you have to make capital decisions. And during the dramatic ramp up in liquids coming from Permian and everyone else during the shale revolution, there were opportunities to grow the midstream faster than apply capital in refining.

And you have to go back five years. The mindset was that refining doesn’t have any terminal value, refining is going away. And so, those decisions had a little different perspective on them then. But now, we completely believe that refining has got long term value, that there is terminal value in refining, and that those investments make more sense, and they can compete for capital and it’s an end world.

We can do the organic projects that we see solidifying our NGL midstream position and we can do the kinds of projects you mentioned in refining to enhance our competitive position in refining and to grow our NGL midstream. Both will accrete ROCE in those segments.

Doug Leggate: So in the limited time we got left, it would be remiss of me not to at least ask you about tariffs and step away from Elliott for a second. How do you navigate this?

Mark Lashier: Yes. At first, I just want to add one other point to what I just said. We did those things while returning considerable cash to shareholders. If you look at the last couple of years, I think ’23, it was a nice number. We returned 66% of our operating cash flow to our shareholders. Last year, it was over 100%, something like 110% of our operating cash flow to investors. So we were able to be very shareholder friendly while we weren’t taking our eye off of long-term returns that we can generate through growth of our NGL value chain and through improvements in our refining value chain.

So let’s step back now and look at tariffs. We, along with the entire AFPM have signaled to the administration that these tariffs are bad for energy costs in the U.S., bad for free trade, and we are in the same place.

Now from a practical perspective, when you think about where we are in the Midwest, most Midwest refineries, most Midwest fuels are produced from Canadian crudes. And we are the largest importer of crudes from Canada, and we are watching it carefully.

But what we believe will transpire is that as the tariffs kick in, as the supply that’s already in the system that won’t get hit by tariffs goes on through, that the Canadians are going to do what’s in their best interest and they are going to maximize volumes going through the Trans Mountain Pipeline system to move it offshore away from North America.

They will do what they can there. They will do what they can to contain what they produce in inventory, the structure of their upstream assets. They have to keep the ground warm, they have to keep those things flowing. So over time, we believe that they will have to widen the depths to incentivize producers to consume. But there will probably also be a knock on effect to the consumer in the Midwest and the Mid-Continent.

There are other markets that are more protected I would say, you know. You look up around the Billings in Montana, everybody is processing Canadian crude, and there is limited impact of refined products coming in from other markets. And so that will be likely a direct pass through to the consumer.

So there is not a perfect answer where you might be, but there will be impacts and it will be disruptive. And I think that from Mexican crude perspective, those crudes will be redirected to — they have got more flexibility because most of that is moved on the water versus hard pipe, and so they have got more flexibility to move to markets where they won’t have to incur tariffs. And that means other crudes will shift around, it’s a global market. And if they take market share from someone, those volumes will show up elsewhere that we will have to shift and take advantage of. And so it’s going to be disruptive, it’s going to take a while for it to settle down and work out. But we believe that the tariff impact will be seen by consumers as well as Canadian producers.

Doug Leggate: You have alternatives, Mark to — I mean currently, are you paying the tariff? Is it implemented as of yet even though it was effective on the 4th of the month?

Mark Lashier: Well, I think there are crudes in the system that there is pretty good lag time. So yes, but I do think that you are seeing the markets respond and take action. We saw that over a month ago when the first round came through. You saw what happened. We saw the diffs open up. I couldn’t tell you today, I was preparing to talk to you so I didn’t check what the diffs were this morning. But we have got a great commercial team monitoring that, optimizing around that, and mitigating any impact of that.

And we are looking at operational changes. If the industry in the Midwest has to go lighter because of this and that’s likely, it would likely impact utilization rates somewhat. And so that could tighten up refined product demands. But we are not seeing those moves in mass yet because these things don’t happen overnight. It’s going to take time for these things to work through the system.

Doug Leggate: Yes, we are all trying to figure it out.

We have got about three minutes left, so I want to finish where we started. And that is you opened up by saying your conversations with Elliott. There are some areas where you agreed, some areas where you disagreed. So I wonder if you could share with us then what are the areas where you do agree with some of the things that you have pointed out?

Mark Lashier: Well, I — we agreed that there is room for improvement in our share price. We wholeheartedly agree — there is one beautiful page in their presentation where they extol the virtues of our great asset backs. We agree, we have got great assets and we have taken great care of those assets and we want to maximize the value of those assets.

Where we disagree — and you can get into and quibble all of the differences — but they really seem to ignore the progress that we have made since we first met with them in ’23, that we have made dramatic progress in our refining business.

We have a long ways to go yet. We are in two and a half years in a multi-year journey. But to say that somehow we have gamed the system to generate those savings is simply not true. You can look at our dollar per barrel. Did our costs benefit from natural gas coming down? Yes.

But also remember, Doug, that we were coming through one of the worst inflationary periods of our lifetimes, and we mitigated much of that inflation. In fact the cost went up after including our cost reductions, probably a similar amount to what we saw in savings from natural gas. So if we take into account all those things still, we can show you the chart, net-net we took a little over a dollar a barrel out of our costs. And so, we did all that —

Doug Leggate: Does that include natural gas or not?

Mark Lashier: That is after the benefit of natural gas.

So if you include natural gas, it would have been a $1.50 improvement. But you probably saw a similar inflationary pressure that pushed that back up. So net-net, we can demonstrate there was a full dollar a barrel taken out of our refining costs. And the rest of the cost, we took $1.2 billion in cost out across the enterprise. So about half of that shows up in that refining number, the rest of it is in transportation that is not in controllable cost.

In turnaround, turnaround efficiency and our turnaround cycle was an impressive change. You look at our energy uses, all those things are — the usage of things like natural gas improved. All those things don’t show up in that controllable cost number directly. And so it was another — the back office support, SG&A across the board, a thousand different things that we have been pressing on. And we have created a mindset in this company that every day you come into work, you are looking for ways to be more efficient, to get more out of the assets that you are using, how do we leverage AI, how do we leverage any technology we can bring to bear. And so it is happening live and it is — and we are not going back.

And so, that is — and while we did that, we returned $13.6 billion to shareholders in parallel to those efforts. So it enhanced our ability to do that, strengthened our position in midstream. And so we are pushing the boundaries on everything to get better every day, Doug. And that is our commitment to our shareholders, and we believe that we are positioned to really outperform and deliver long term value to shareholders in our current structure.

Doug Leggate: Mark, all the lights are flashing here telling me we’re out of time. So I will close it out there. And just thank you again for making the time for us. I know you have to juggle some things to be here. Hopefully you will be here in person next year when this is all settled down. And grateful for the time. So thanks very much indeed. Appreciate it.

Mark Lashier: Yes, that would be great, Doug. Thanks and good luck with the rest of your day.

Doug Leggate: Thanks so much.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws relating to Phillips 66’s operations, strategy and performance. Words such as “anticipated,” “commitments,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this news release are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future events or performance, and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: changes in governmental policies or laws that relate to our operations, including regulations that seek to limit or restrict refining, marketing and midstream operations or regulate profits, pricing, or taxation of our products or feedstocks, or other regulations that restrict feedstock imports or product exports; our ability to timely obtain or maintain permits necessary for projects; fluctuations in NGL, crude oil, refined petroleum, renewable fuels and natural gas prices, and refining, marketing and petrochemical margins; the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum or renewable fuels products; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs including the renewable fuel standards program, low carbon fuel standards and tax credits for renewable fuels; potential liability from pending or future litigation; liability for remedial actions, including removal and reclamation obligations under existing or future environmental regulations; unexpected changes in costs for constructing, modifying or operating our facilities; our ability to successfully complete, or any material delay in the completion of, any asset disposition, acquisition, shutdown or conversion that we have announced or may pursue, including receipt of any necessary regulatory approvals or permits related thereto; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our products; failure to complete construction of capital projects on time or within budget; our ability to comply with governmental regulations or make capital expenditures to maintain compliance with laws; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets, which may also impact our ability to repurchase shares and declare and pay dividends; potential disruption of our operations due to accidents, weather events, including as a result of climate change, acts of terrorism or cyberattacks; general domestic and international economic and political developments, including armed hostilities (such as the Russia-Ukraine war), expropriation of assets, and other diplomatic developments; international monetary conditions and exchange controls; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

Phillips 66 plans to file a proxy statement and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) and its solicitation of proxies for Phillips 66’s director nominees and for other matters to be voted on. Phillips 66 may also file other relevant documents with the SEC regarding its solicitation of proxies for the 2025 Annual Meeting. PHILLIPS 66 SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND

ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of the proxy statement, any amendments or supplements to the proxy statement and other documents (including the WHITE proxy card) as and when filed by Phillips 66 with the SEC without charge from the SEC’s website at www.sec.gov. Copies of the documents filed by Phillips 66 with the SEC also may be obtained free of charge at Phillips 66’s investor relations website at https://investor.phillips66.com or upon written request sent to Phillips 66, 2331 CityWest Boulevard, Houston, TX 77042, Attention: Investor Relations.

Certain Information Regarding Participants

Phillips 66, its directors, certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from Phillips 66 shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information regarding the names of such directors and executive officers and their respective interests in Phillips 66, by securities holdings or otherwise, is available in Phillips 66’s proxy statement for the 2024 annual meeting of shareholders, which was filed with the SEC on April 3, 2024 (the “2024 Proxy Statement”), including in the sections captioned “Executive Compensation Program Overview,” “Director Compensation,” “Compensation Discussion and Analysis,” “Executive Compensation Tables” and “Beneficial Ownership of Phillips 66 Securities.” To the extent that Phillips 66’s directors and executive officers have acquired or disposed of securities holdings since the applicable “as of” date disclosed in the 2024 Proxy Statement, such transactions have been or will be reflected on Statements of Changes in Ownership of Securities on Form 4 or Initial Statements of Beneficial Ownership of Securities on Form 3 filed with the SEC, including: Form 4s filed by Gregory Hayes on April  2, 2024, May  2, 2024, June  4, 2024, July  2, 2024, August  2, 2024, September  4, 2024, October  2, 2024, November  4, 2024, December  4, 2024, January  3, 2025, January  17, 2025, February  4, 2025 and March  4, 2025; Form 4s filed by Richard G. Harbison on December  9, 2024, February  11, 2025 and February  13, 2025; Form 4s filed by Mark E. Lashier on April  2, 2024, May  16, 2024, December  9, 2024, February  11, 2025 and February  13, 2025; Form 4 filed by Glenn F. Tilton on January  17, 2025; Form 4s filed by Brian Mandell on December  9, 2024, February  11, 2025 and February  13, 2025; Form 4s filed by Kevin J. Mitchell on August  19, 2024, December  9, 2024, February 11,  2025 and February  13, 2025; Form 4s filed by Zhanna Golodryga on December  9, 2024, February  11, 2025 and February  13, 2025; Form 4 filed by Marna C. Whittington on January  17, 2025; Form 4s filed by Vanessa A. Sutherland on January  21, 2025, February  11, 2025 and February  13, 2025; Form 4 filed by Douglas T. Terreson on January  17, 2025; Form 4 filed by Denise R. Singleton on January  17, 2025; Form 4 filed by Denise L. Ramos on January  17, 2025; Form 4 filed by Julie L. Bushman on January  17, 2025; Form 4 filed by Lisa A. Davis on January  17, 2025; Form 4 filed by John E. Lowe on January 17,  2025; Form 4/A filed by Gary K. Adams on March  20, 2024 and Form 4 filed by Gary K. Adams on January  17, 2025; Form 4 filed by Charles M. Holley on January  17, 2025; Form 4 filed by Robert W. Pease on January  17, 2025; Form 3 filed by Ann M. Kluppel on May  16, 2024 and Form 4s filed by Ann M. Kluppel on December  9, 2024, February  11, 2025 and February  13, 2025; Form 3 filed by Don Baldridge on June  5, 2024 and Form 4s filed by Don Baldridge on December  9, 2024, January  3, 2025, February  13, 2025 and March  3, 2025; Form 3 filed by Grace Puma on October  11, 2024 and Form 4s filed by Grace Puma on October  11, 2024 and January 17, 2025. Additional information can also be found in Phillips 66’s Annual Report on Form 10-K for the year ended December  31, 2024, filed with the SEC on February 21, 2025.